Rule 424(b)(3)
                                               Registration No. 33-62777



PRICING SUPPLEMENT NO.         10          dated          March 25, 1997



                          THE WALT DISNEY COMPANY


                             Medium-Term Notes


This Pricing Supplement accompanies and supplements the Prospectus dated March 7, 1996, as supplemented by the Prospectus Supplement, dated March 7, 1996 (the "Prospectus Supplement").

The Notes have the following terms (as applicable):

Rate:    /X/ Fixed Rate   / / Floating Rate   / / Zero Coupon
         / / Discount

Form:    /X/ Book-Entry   / / Definitive

Principal Amount:        $25,000,000

Original Issue Price: 	Varying prices related to prevailing market prices.

CUSIP No:  25468PAK2

Proceeds to the Company:  $24,968,750

Discount or Commission to Agents:   $31,250

Original Issue Discount:  N/A

Original Issue Date:      4/25/97

Stated Maturity:          4/25/2012

Yield to Maturity:        N/A

Earliest Redemption Date:  April 25, 2000 or any Interest Payment Date
                           occurring in April or October thereafter up to but not including the Maturity Date (with at least 30 calendar days' but no more than 60 calendar days' prior notice).

Redemption Price:  The Notes are redeemable, in whole but not in part, at
                   100% of principal amount plus accrued interest to the Redemption Date.

Interest Rate Per Annum (for Fixed Rate Notes):  7.50%

Interest Payment Dates:
     / /  Third Wednesday of each month
     / /  Third Wednesday of each March, June,
          September and December
     / / Third Wednesday of each ________________ and _________________
     / /  Third Wednesday of each ________________
     /X/  Other (specify):  Semiannually on each April 25th and October 25th, commencing on October 25, 1997.

Regular Record Dates:
     /X/ Fifteenth day (whether or not a Business Day) immediately preceding the related Interest
          Payment Date
     / /  Other (specify)

Interest Payment Period:
     / /  Monthly
     / /  Quarterly
     /X/  Semiannually
     / /  Annually

Calculation Agent:   Citibank, N.A.

Plan of Distribution:
   Goldman, Sachs & Co. has acted as principal with respect to the purchase of the Notes.